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[LETTERHEAD]



                          Consent of Independent Accountants



We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 3 to the registration statement on Form N-1A (the "Registration Statement") of our report dated May 15, 1998, relating to the financial statements and financial highlights of SEI Asset Allocation Trust (the "Fund") appearing in the March 31, 1998 Annual Report to Shareholders of the Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Counsel and Independent Accountants" in the Prospectuses and under the headings "Experts" and "Financial Statements" in the Statement of Additional Information.



PricewaterhouseCoopers LLP

Philadelphia, PA
July 23, 1998